AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 2004.
                         REGISTRATION NOS. 333-89970, 333-89970-01, 333-89970-02
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              _____________________

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              _____________________

     AMEREN CORPORATION                     MISSOURI                      43-1723446
   AMEREN CAPITAL TRUST I                   DELAWARE                      16-6531221
   AMEREN CAPITAL TRUST II                  DELAWARE                      16-6531223
(Exact name of registrant as     (State or other jurisdiction of       (I.R.S. Employer
  specified in its charter)       incorporation or organization)      Identification No.)

                              1901 CHOUTEAU AVENUE,
                            ST. LOUIS, MISSOURI 63103
                                 (314) 621-3222
          (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                WARNER L. BAXTER
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                               STEVEN R. SULLIVAN
              SENIOR VICE PRESIDENT GOVERNMENTAL/REGULATORY POLICY,
                          GENERAL COUNSEL AND SECRETARY
                              1901 CHOUTEAU AVENUE
                            ST. LOUIS, MISSOURI 63103
                                 (314) 621-3222
            (Name, address, including zip code, and telephone number,
                   including area code, of agents for service)


================================================================================

               PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 16.  Exhibits

 EXHIBIT
   NO.                                 DESCRIPTION
--------    --------------------------------------------------------------------

    **1.1 Form of Underwriting Agreement relating to the debt securities (File No. 333-81774, Exhibit 1.1).

     +1.2 Form of Underwriting Agreement relating to the trust preferred securities.

    **1.3 Form of Underwriting Agreement relating to the common stock (File No. 333-81774, Exhibit 1.3).

     +1.4   Form of Underwriting Agreement relating to the stock purchase units.

    **4.1   Restated Articles of Incorporation of the Company
            (File No. 33-64165, Annex F).

    **4.2   Certificate of Amendment to the Restated Articles of
            Incorporation filed with the Secretary of State of the State of Missouri on December 14, 1998 (1998 Form 10-K, Exhibit 3(i)).

    **4.3 By-laws of the Company as amended to December 31, 1997 (1997 Form 10-K, Exhibit 3(ii)).

    **4.4 Agreement, dated as of October 9, 1998, between the Company and EquiServe Trust Company, N.A. (as successor to First Chicago Trust Company of New York), as Rights Agent, which includes the form of Certificate of Designation of the Preferred Shares as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (October 14, 1998 Form 8-K, Exhibit 4).

    **4.5 Indenture of the Company with The Bank of New York, as trustee, relating to the senior debt securities dated as of December 1, 2001 (File No. 333-81774, Exhibit 4.5).

     +4.6 Form of supplemental indenture or other instrument establishing the issuance of one or more series of senior debt securities (including the form of senior debt security).

    **4.7 Form of Indenture of the Company relating to subordinated debt securities (File No. 333-81774, Exhibit 4.9).

     +4.8 Form of supplemental indenture or other instrument establishing the issuance of one or more series of subordinated debt securities (including the form of subordinated debt security).

    **4.9   Form of Guarantee Agreement of the Company
            (File No. 333-81774, Exhibit 4.11).

    **4.10  Certificate of Trust of Ameren Capital Trust I.

    **4.11  Trust Agreement of Ameren Capital Trust I.

    **4.12  Certificate of Trust of Ameren Capital Trust II.

    **4.13  Trust Agreement of Ameren Capital Trust II.

   ***4.14 Form of Amended and Restated Trust Agreement (including the form of trust preferred security as an exhibit) (File No. 333-81774, Exhibit 4.14).

     +4.15  Form of Purchase Contract Agreement.

     +4.16  Form of Pledge Agreement.

     +4.17  Form of Warrant Agreement (including form of warrant).

   ***5.1 Opinion of Steven R. Sullivan, Esq., Vice President, General Counsel and Secretary of the Company, dated June 6, 2002, regarding the legality of the securities.

   ***5.1.1 Opinion of Steven R. Sullivan, Esq., Vice President, General Counsel and Secretary of the Company, dated September 19, 2002, regarding the legality of the securities (filed as Exhibit 5.1 to Post-Effective Amendment No. 1 to Form S-3, File No. 333-89970).

   ***5.1.2 Opinion of Steven R. Sullivan, Esq., Vice President
            Regulatory Policy, General Counsel and Secretary of the Company, dated February 24, 2003, regarding the legality of the securities (filed as Exhibit 5.1 to Post-Effective Amendment No. 2 to Form S-3, File No. 333-89970).

     *5.1.3 Opinion of Steven R. Sullivan, Esq., Senior Vice President
            Governmental/Regulatory Policy, General Counsel and Secretary of the Company, dated February 6, 2004, regarding the legality of the securities.

   ***5.2 Opinion of Pillsbury Winthrop LLP regarding the legality of the securities.

   ***5.3 Opinion of Richards, Layton & Finger, P.A. regarding the validity of the trust preferred securities of Ameren Capital Trust I.

   ***5.4 Opinion of Richards, Layton & Finger, P.A. regarding the validity of the trust preferred securities of Ameren Capital Trust II.

  ***12     Statement re computation of ratios of earnings to fixed charges.

  ***23.1   Consent of Steven R. Sullivan, Esq., Vice President,
            General Counsel and Secretary of the Company
            (included in Exhibit 5.1).

  ***23.1.1 Consent of Steven R. Sullivan, Esq., Vice President,
            General Counsel and Secretary of the Company
            (included in Exhibit 5.1.1).

  ***23.1.2 Consent of Steven R. Sullivan, Esq., Vice President
            Regulatory Policy, General Counsel and Secretary of the Company (included in Exhibit 5.1.2).

    *23.1.3 Consent of Steven R. Sullivan, Esq., Senior Vice President
            Governmental/Regulatory Policy, General Counsel and
            Secretary of the Company (included in Exhibit 5.1.3).

  ***23.2   Consent of Pillsbury Winthrop LLP (included in Exhibit 5.2).

  ***23.3 Consent of Richards, Layton & Finger, P.A. with respect to Ameren Capital Trust I (included in Exhibit 5.3).

  ***23.4 Consent of Richards, Layton & Finger, P.A. with respect to Ameren Capital Trust II (included in Exhibit 5.4).

  ***23.5   Consent of independent accountants.

  ***24.1   Powers of attorney.

  ***24.2 Power of attorney with respect to the depositor and trustee of Ameren Capital Trust I (included in Exhibit 4.11).

  ***24.3 Power of attorney with respect to the depositor and trustee of Ameren Capital Trust II (included in Exhibit 4.13).

  ***25.1 Form T-1 statement of eligibility of the trustee for the senior debt securities.

   ++25.2 Form T-1 statement of eligibility of the trustee for the subordinated debt securities.

   ++25.3 Form T-1 statement of eligibility of the trustee for the guarantees for the benefit of the holders of the trust preferred securities.

   ++25.4 Form T-1 statement of eligibility of the trustee for the trust preferred securities.

   ++25.5 Form T-1 statement of eligibility of the purchase contract agent for the stock purchase contracts.

   **99.1 Stock Purchase Agreement, dated April 28, 2002, between the Company and The AES Corporation related to the Company's acquisition of CILCORP Inc. (Form 10-Q for the quarter ended March 31, 2002, Exhibit 2.1).

   **99.2 Membership Interest Purchase Agreement, dated as of April 28, 2002, between the Company and The AES Corporation related to the Company's acquisition of AES Medina Valley (No. 4), L.L.C. (Form 10-Q for the quarter ended March 31, 2002, Exhibit 2.2).

   **99.3 Stipulation and Agreement dated July 15, 2002 (Registration Statement of Form S-3 for Union Electric Company and Union Electric Capital Trust I, Registration Nos. 333-87506 and 333-87506-01, Exhibit 99.1).

NOTE:  REPORTS OF THE COMPANY ON FORMS 8-K, 10-Q AND 10-K
ARE ON FILE WITH THE SEC UNDER FILE NUMBER 1-14756.

------------

*   Filed herewith.
**  Incorporated by reference herein as indicated.
*** Previously filed.
+   To be filed by amendment or pursuant to a report to be filed pursuant to
    Section 13 or 15(d) of the Securities Exchange Act of 1934.
++  To be filed by amendment or pursuant to Trust Indenture Act
    Section 305(b)(2) if applicable.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, and State of Missouri, on the 13th day of February, 2004.

                                         AMEREN CORPORATION (Registrant)

                                         By:     /s/ Gary L. Rainwater
                                               ---------------------------------
                                               Gary L. Rainwater
                                               Chairman, President and
                                               Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

                Name                     Title                      Date
                ----                     -----                      ----

/s/ Gary L. Rainwater            Chairman, President and       February 13, 2004
---------------------------      Chief Executive Officer
    Gary L. Rainwater                   and Director
                               (Principal Executive Officer)


                               Executive Vice President and    February 13, 2004
  /s/ Warner L. Baxter            Chief Financial Officer
---------------------------    (Principal Financial Officer)
    Warner L. Baxter


/s/ Martin J. Lyons            Vice President and Controller   February 13, 2004
---------------------------    (Principal Accounting Officer)
    Martin J. Lyons


              *                           Director             February 13, 2004
---------------------------
    William E. Cornelius


                                          Director
---------------------------
    Susan S. Elliot


              *                           Director             February 13, 2004
---------------------------
    Clifford L. Greenwalt

                Name                     Title                      Date
                ----                     -----                      ----

              *                           Director             February 13, 2004
---------------------------
    Thomas A. Hays


                                          Director
---------------------------
    Richard A. Liddy


              *                           Director             February 13, 2004
---------------------------
    Gordon R. Lohman


              *                           Director             February 13, 2004
---------------------------
    Richard A. Lumpkin


              *                           Director             February 13, 2004
---------------------------
    John Peters MacCarthy


              *                           Director             February 13, 2004
---------------------------
    Paul L. Miller, Jr.


                                          Director
---------------------------
    Charles W. Mueller.



              *                           Director             February 13, 2004
---------------------------
    Douglas R. Oberhelman



              *                           Director             February 13, 2004
---------------------------
    Harvey Saligman




*By:/s/ Steven R. Sullivan
    -----------------------
        Steven R. Sullivan
        Attorney-in-Fact

          Pursuant to the requirements of the Securities Act of 1933, Ameren Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 13th day of February, 2004.


                                         AMEREN CAPITAL TRUST I (Registrant)

                                         By: Ameren Corporation, as Depositor


                                         By: /s/ Jerre E. Birdsong
                                             -----------------------------------
                                             Jerre E. Birdsong
                                             Attorney-in-Fact

          Pursuant to the requirements of the Securities Act of 1933, Ameren Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 13th day of February, 2004.


                                         AMEREN CAPITAL TRUST II (Registrant)

                                         By: Ameren Corporation, as Depositor


                                         By: /s/ Jerre E. Birdsong
                                             -----------------------------------
                                             Jerre E. Birdsong
                                             Attorney-in-Fact

                                  EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
--------    --------------------------------------------------------------------

    **1.1 Form of Underwriting Agreement relating to the debt securities (File No. 333-81774, Exhibit 1.1).

     +1.2 Form of Underwriting Agreement relating to the trust preferred securities.

    **1.3 Form of Underwriting Agreement relating to the common stock (File No. 333-81774, Exhibit 1.3).

     +1.4   Form of Underwriting Agreement relating to the stock purchase units.

    **4.1   Restated Articles of Incorporation of the Company
            (File No. 33-64165, Annex F).

    **4.2   Certificate of Amendment to the Restated Articles of
            Incorporation filed with the Secretary of State of the State of Missouri on December 14, 1998 (1998 Form 10-K, Exhibit 3(i)).

    **4.3 By-laws of the Company as amended to December 31, 1997 (1997 Form 10-K, Exhibit 3(ii)).

    **4.4 Agreement, dated as of October 9, 1998, between the Company and EquiServe Trust Company, N.A. (as successor to First Chicago Trust Company of New York), as Rights Agent, which includes the form of Certificate of Designation of the Preferred Shares as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (October 14, 1998 Form 8-K, Exhibit 4).

    **4.5 Indenture of the Company with The Bank of New York, as trustee, relating to the senior debt securities dated as of December 1, 2001 (File No. 333-81774, Exhibit 4.5).

     +4.6 Form of supplemental indenture or other instrument establishing the issuance of one or more series of senior debt securities (including the form of senior debt security).

    **4.7 Form of Indenture of the Company relating to subordinated debt securities (File No. 333-81774, Exhibit 4.9).

     +4.8 Form of supplemental indenture or other instrument establishing the issuance of one or more series of subordinated debt securities (including the form of subordinated debt security).

    **4.9   Form of Guarantee Agreement of the Company
            (File No. 333-81774, Exhibit 4.11).

    **4.10  Certificate of Trust of Ameren Capital Trust I.

    **4.11  Trust Agreement of Ameren Capital Trust I.

    **4.12  Certificate of Trust of Ameren Capital Trust II.

    **4.13  Trust Agreement of Ameren Capital Trust II.

   ***4.14 Form of Amended and Restated Trust Agreement (including the form of trust preferred security as an exhibit) (File No. 333-81774, Exhibit 4.14).

     +4.15  Form of Purchase Contract Agreement.

     +4.16  Form of Pledge Agreement.

     +4.17  Form of Warrant Agreement (including form of warrant).

   ***5.1 Opinion of Steven R. Sullivan, Esq., Vice President, General Counsel and Secretary of the Company, dated June 6, 2002, regarding the legality of the securities.

   ***5.1.1 Opinion of Steven R. Sullivan, Esq., Vice President, General Counsel and Secretary of the Company, dated September 19, 2002, regarding the legality of the securities (filed as Exhibit 5.1 to Post-Effective Amendment No. 1 to Form S-3, File No. 333-89970).

   ***5.1.2 Opinion of Steven R. Sullivan, Esq., Vice President Regulatory
            Policy, General Counsel and Secretary of the Company, dated February 24, 2003, regarding the legality of the securities (filed as Exhibit 5.1 to Post-Effective Amendment No. 2 to Form S-3, File No. 333-89970).

     *5.1.3 Opinion of Steven R. Sullivan, Esq., Senior Vice President
            Governmental/Regulatory Policy, General Counsel and Secretary of the Company, dated February 6, 2004, regarding the legality of the securities.

   ***5.2 Opinion of Pillsbury Winthrop LLP regarding the legality of the securities.

   ***5.3 Opinion of Richards, Layton & Finger, P.A. regarding the validity of the trust preferred securities of Ameren Capital Trust I.

   ***5.4 Opinion of Richards, Layton & Finger, P.A. regarding the validity of the trust preferred securities of Ameren Capital Trust II.

   ***12    Statement re computation of ratios of earnings to fixed charges.

  ***23.1 Consent of Steven R. Sullivan, Esq., Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1).

  ***23.1.1 Consent of Steven R. Sullivan, Esq., Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1.1).

  ***23.1.2 Consent of Steven R. Sullivan, Esq., Vice President Regulatory
            Policy, General Counsel and Secretary of the Company (included in
            Exhibit 5.1.2).

    *23.1.3 Consent of Steven R. Sullivan, Esq., Senior Vice President
            Governmental/Regulatory Policy, General Counsel and
            Secretary of the Company (included in Exhibit 5.1.3).

  ***23.2   Consent of Pillsbury Winthrop LLP (included in Exhibit 5.2).

  ***23.3 Consent of Richards, Layton & Finger, P.A. with respect to Ameren Capital Trust I (included in Exhibit 5.3).

  ***23.4 Consent of Richards, Layton & Finger, P.A. with respect to Ameren Capital Trust II (included in Exhibit 5.4).

  ***23.5   Consent of independent accountants.

  ***24.1   Powers of attorney.

  ***24.2 Power of attorney with respect to the depositor and trustee of Ameren Capital Trust I (included in Exhibit 4.11).

  ***24.3 Power of attorney with respect to the depositor and trustee of Ameren Capital Trust II (included in Exhibit 4.13).

  ***25.1 Form T-1 statement of eligibility of the trustee for the senior debt securities.

   ++25.2 Form T-1 statement of eligibility of the trustee for the subordinated debt securities.

   ++25.3 Form T-1 statement of eligibility of the trustee for the guarantees for the benefit of the holders of the trust preferred securities.

   ++25.4 Form T-1 statement of eligibility of the trustee for the trust preferred securities.

   ++25.5 Form T-1 statement of eligibility of the purchase contract agent for the stock purchase contracts.

   **99.1 Stock Purchase Agreement, dated April 28, 2002, between the Company and The AES Corporation related to the Company's acquisition of CILCORP Inc. (Form 10-Q for the quarter ended March 31, 2002, Exhibit 2.1).

   **99.2 Membership Interest Purchase Agreement, dated as of April 28, 2002, between the Company and The AES Corporation related to the Company's acquisition of AES Medina Valley (No. 4), L.L.C. (Form 10-Q for the quarter ended March 31, 2002, Exhibit 2.2).

   **99.3 Stipulation and Agreement dated July 15, 2002 (Registration Statement of Form S-3 for Union Electric Company and Union Electric Capital Trust I, Registration Nos. 333-87506 and 333-87506-01, Exhibit 99.1).

NOTE: REPORTS OF THE COMPANY ON FORMS 8-K, 10-Q AND 10-K ARE ON FILE WITH THE SEC UNDER FILE NUMBER 1-14756.

------------

*     Filed herewith.
**    Incorporated by reference herein as indicated.
***   Previously filed.
+ To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.
++    To be filed by amendment or pursuant to Trust Indenture Act
      Section 305(b)(2) if applicable.


                                       3